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                                                                 EXHIBIT (A)(12)

                                              Contact:
                                              Rebecca Peterson
                                              Director, Corporate Communications
                                              Alkermes, Inc.
                                              (617) 583-6378


                 ALKERMES COMMENCES EXCHANGE OFFER FOR ITS 3.75%
                    CONVERTIBLE SUBORDINATED NOTES DUE 2007

CAMBRIDGE, MA, NOVEMBER 26, 2002 -- Alkermes, Inc. (NASDAQ: ALKS) today commenced an offer to exchange up to $115 million aggregate principal amount of its new 6.52% Convertible Senior Subordinated Notes due December 31, 2009 for up to an aggregate principal amount of $200 million of its currently outstanding 3.75% Convertible Subordinated Notes due 2007. As part of the exchange offer, the Company is also offering holders of outstanding notes who participate in the exchange offer, the right to purchase for cash up to an additional $50 million aggregate principal amount of its new notes.

The consummation of the exchange offer and cash offer will allow the Company to reduce its outstanding indebtedness.

The exchange offer is scheduled to expire on December 24, 2002, unless extended. The new notes will be senior in right of payment to the outstanding notes. The new notes will be convertible into the Company's common stock at any time following the date of issue and prior to maturity at a conversion price equal to a 17.5% premium over the daily volume-weighted average of the Company's common stock for each of the five trading days immediately preceding the third trading day prior to December 24, 2002, subject to adjustment.

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U.S. Bancorp Piper Jaffray Inc. is serving as the dealer manager for the exchange offer and placement agent for the cash offer. State Street Bank and Trust Company is serving as the exchange agent. A prospectus for the exchange offer is available free of charge from the information agent, Georgeson Shareholder Communications Inc., 17 State Street, 10th Floor, New York, New York 10004 (866-318-0506). The prospectus, the letter of transmittal and other related exchange offer materials may also be obtained free of charge at the SEC's website (www.sec.gov).

Alkermes is an emerging pharmaceutical company developing products based on its sophisticated drug delivery technologies to enhance therapeutic outcomes. Our areas of focus include: controlled, extended-release of injectable drugs utilizing our ProLease(R) and Medisorb(R) delivery systems and the development of inhaled pharmaceutical products based on our proprietary Advanced Inhalation Research, Inc., ("AIR(TM)") pulmonary delivery system. Our business strategy is twofold. We partner our proprietary technology systems and drug delivery expertise with many of the world's finest pharmaceutical companies and also develop novel, proprietary drug candidates for our own account. In addition to our Cambridge, Massachusetts headquarters, research and manufacturing facilities, we operate research and manufacturing facilities in Ohio.

A combined registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be exchanged or sold, nor may offers to exchange or offers to buy them be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to exchange, sell, or the solicitation of an offer to buy, the securities, nor shall there be any offer, exchange, solicitation or sale of any securities in any state in which such offer, exchange, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state or other jurisdiction.

This press release contains forward-looking information. This forward-looking information is subject to risks and uncertainties. These statements are only predictions

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and may be inaccurate. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks that we may not consummate the proposed exchange offer or cash offer of new notes, or that only a limited amount of our outstanding notes will be exchanged for new notes. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results.

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